Exhibit 99.2
STOCK PURCHASE AGREEMENT
          This Agreement is made and entered into as of this 3rd day of July, 2006, by and among SEI International Services, S.a.r.l., a Luxembourg corporation having its principal offices at 400 North Ashley Drive, Tampa, FL 33602 (“SEI”), Sykes Enterprises Incorporated Holdings, BV, a Netherlands corporation having its principal offices at 400 North Ashley Drive, Tampa, FL 33602 (“SEI-BV”, and together with SEI, the “Purchasers”), Sykes Enterprises, Incorporated, a Florida corporation having its principal place of business at 400 North Ashley Drive, Tampa, Florida 33602 (“Sykes”), Antonio Marcelo Cid, an individual who resides at La Rioja 519, 2º “C”, Ciudad de Córdoba, República Argentina (“Cid”), Humberto Daniel Sahade, an individual who resides at Alvear 26, 3º “F”, Ciudad de Córdoba, República Argentina (“Sahade”), and AM Transport, LLC, a Delaware limited liability company having its principal offices at 140 Highway One, Lewes, County of Sussex, Delaware (19958), United States of America (“AM Transport” and collectively with Cid and Sahade, the “Sellers”).
W I T N E S S E T H:
          WHEREAS, Centro Interacción Multimedia S.A., an Argentine corporation (the “Company”) is a corporation duly organized under the laws of the Republic of Argentina having its principal offices at Entre Ríos 11, Ciudad de Córdoba (X5000AJA), República Argentina;
          WHEREAS, the Company is an offshore contact center providing contact center services through three centers in Argentina to clients in the United States and in the Republic of Argentina (hereinafter the “Business”), and the Sellers are the owners of all of the Company’s issued and outstanding capital stock; and
          WHEREAS, the Purchasers desire to acquire all of the issued and outstanding shares of capital stock of the Company and the Sellers wish to sell the same to the Purchasers;
          NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
          1. SALE OF SHARES. Subject to the representations and warranties contained herein, Sellers hereby sell, assign, transfer and deliver to Purchasers, free and clear of all liens, claims, and encumbrances thereon, and the Purchasers hereby purchase from Sellers, all of the issued and outstanding shares of capital stock of the Company, together with all rights to any unpaid dividends or other distributions payable thereon (collectively, the “Shares”), which consist of 60,000 shares of common stock, par value ARS$1 per share. The Shares are owned by the Sellers as follows: AM Transport – 80%, Cid – 10%, and Sahade – 10%, with the number of shares owned by each, the outstanding stock certificates by number, and number of shares represented thereby being set forth on SCHEDULE 1.01 hereto. For this purpose, simultaneous with the execution and delivery hereof, (a) Sellers are delivering to the Purchasers: (i) stock certificates evidencing the Shares, in form suitable for transfer, and (ii) the appropriate notices of transfer signed by the

Sellers and addressed to the Company, (b) the Board of Directors and current shareholders of the Company are holding a special meeting to, among other things, (i) take notice of the transfer of the Shares to the Purchasers, (ii) order the cancellation of the Sellers’ stock certificates and the issuance of the new stock certificates in the names of the Purchasers (the “New Stock Certificates”), (iii) elect Purchasers’ nominees as the new directors and officers of the Company, leaving in the minutes of the Board and Shareholders Meetings Books the registration that such actions have been taken, and (c) the President of the Company is registering in its Share Registry Book the cancellation of the Sellers’ stock certificates representing the Shares and the issuance of a new certificate representing 55,800 of the Shares to SEI and a new certificate representing 4,200 of the Shares to SEI-BV.
          2. PRICE AND CONSIDERATION. The purchase price being paid by the Purchasers for the Shares is Twenty-Seven Million Four Hundred Twenty-Five Thousand One Hundred United States Dollars (US$27,425,100.00) (the “Purchase Price”), subject to adjustment pursuant to Sections 2.02, 2.03 and 2.04 hereof, eighty percent (80%) of which will be paid in cash (the “Cash Consideration”), which Cash Consideration the Sellers agree shall be delivered to AM Transport as consideration for the Shares being sold by it, and twenty percent (20%) of which will be paid in common stock (the “Common Stock”) of Sykes (the “Stock Consideration”), which Stock Consideration shall be paid one-half to Cid and one-half to Sahade, as consideration for the Shares being sold by each of them, all as provided in Section 2.01. Such consideration is being delivered in the manner set forth below:
                    2.01. Purchase Price Payment; Escrow.
          (i) The Purchasers are delivering to AM Transport an aggregate amount of Seventeen Million Nine Hundred Forty Thousand Eighty United States Dollars (US$17,940,080.00), as adjusted pursuant to Section 2.04 hereof, by wire transfer to such account as has been designated by AM Transport in writing;
          (ii) Sykes is delivering to its registered transfer agent, with a copy to Cid and Sahade, an irrevocable letter of instruction instructing such transfer agent to issue and deliver to Cid and Sahade within 10 business days of the date of this Agreement an aggregate of 269,732 shares of Common Stock (such number being equal to Four Million Four Hundred Eighty-Five Thousand Twenty United States Dollars (US$4,485,020.00), as adjusted pursuant to Section 2.04 hereof, divided by the average of the closing sale prices of the Common Stock as reported on the Nasdaq National Market for the five (5) trading days of June 26 through and including June 30, 2006 (the “Average Stock Price”) and rounded up or down to the nearest whole even number of shares), with such shares being divided equally between Cid and Sahade;
          (iii) The Purchasers are delivering to LaSalle Bank National Association, as escrow agent (“Escrow Agent”), by wire transfer to such account as has been designated by Escrow Agent in writing, an aggregate of Two Million Four Hundred Thousand United States Dollars (US$2,400,000.00) in cash to be held by Escrow Agent for two years from the date hereof (the “Escrow Period”), pursuant to the terms of that certain Escrow

Agreement of even date herewith among Purchasers, Sykes, Sellers and Escrow Agent (the “Indemnification Escrow Agreement”), a copy of which is attached hereto as EXHIBIT A;
          (iv) Sykes is delivering to its registered transfer agent, with a copy to Sellers and Escrow Agent, an irrevocable letter of instruction instructing such transfer agent to issue to Sellers an aggregate of 36,756 shares of Common Stock (such number of shares being equal to Six Hundred Thousand United States Dollars (US$600,000.00) divided by the Average Stock Price and rounded up or down to the nearest whole even number of shares), with such shares being divided equally between Cid and Sahade and all of such shares to be delivered to Escrow Agent within 10 business days of the date of this Agreement, to be held by Escrow Agent during the Escrow Period pursuant to the terms of the Indemnification Escrow Agreement, and together with the cash delivered to Escrow Agent under clause (iii) above, referred to collectively herein as the “Indemnification Holdback”;
          (v) The Purchasers are delivering to Escrow Agent, by wire transfer to such account as has been designated by Escrow Agent in writing, an aggregate of One Million Six Hundred Thousand United States Dollars (US$1,600,000.00) in cash to be held by Escrow Agent during the Escrow Period (except as provided in Section 2.03 below), pursuant to the terms of that certain Customer X Escrow Agreement of even date herewith among Purchasers, Sykes, Sellers and Escrow Agent (the “Customer X Escrow Agreement”), a copy of which is attached hereto as EXHIBIT B;
          (vi) Sykes is delivering to its registered transfer agent, with a copy to Sellers and Escrow Agent, an irrevocable letter of instruction instructing such transfer agent to issue to Sellers an aggregate of 24,504 shares of Common Stock (such number of shares being equal to Four Hundred Thousand United States Dollars (US$400,000.00) divided by the Average Stock Price and rounded up or down to the nearest whole even number of shares), with such shares being divided equally between Cid and Sahade and all of such shares to be delivered to Escrow Agent within 10 business days of the date of this Agreement, to be held by Escrow Agent during the Escrow Period (except as provided in Section 2.03 below), pursuant to the terms of the Customer X Escrow Agreement, and together with the cash delivered to Escrow Agent under clause (v) above, referred to collectively herein as the “Customer X Holdback”.
                    2.02. Indemnification Holdback. The Indemnification Holdback shall secure the obligations of the Sellers arising under Section 9 of this Agreement, and shall be subject to offset as provided in Section 9 of this Agreement. At the expiration of the Escrow Period, any portion of the Indemnification Holdback still held by Escrow Agent for which no claim has been filed and that is not being retained to satisfy Sellers’ indemnification obligations pursuant to Section 9 of this Agreement and as provided for in the Escrow Indemnification Agreement shall promptly be paid to Sellers, divided among the Sellers as follows: (a) all of the cash shall be delivered to AM Transport, and (b) all the shares of Common Stock shall be delivered one-half to Cid and one-half to Sahade. During the Escrow Period, the cash portion of the Indemnification Holdback shall be invested as set forth on SCHEDULE 2.02. On the expiration of the Escrow Period, AM Transport shall be paid the income earned on the cash portion of the Indemnification Holdback actually paid to AM Transport. Shares of Common Stock paid as dividends on the shares held as part of the Indemnification Holdback shall be delivered to Purchasers or Cid and Sahade (in equal shares) with the underlying shares of Common Stock on which such dividends were paid. The Escrow Agent’s fees and expenses accrued throughout the term of the Indemnification Escrow Agreement shall be borne by the Purchasers. In the event that any portion of the Indemnification Holdback is paid to the Purchasers, then at the expiration of the Escrow Period the Purchasers shall be reimbursed out of the Indemnification Holdback for an amount determined by multiplying the total fees and expenses paid by the Purchasers to the Escrow Agent by the percentage of the Indemnification Holdback actually used to satisfy Sellers’ indemnification obligations, together with any interest earned or shares of Common Stock paid as dividends thereon during the Escrow Period. Any amounts payable to Purchasers from the Indemnification Holdback, including any amount to reimburse Purchasers for the fees of the Escrow Agent, shall be divided on a pro rata basis (80/20) between the Cash Consideration and the Stock Consideration portions of the Indemnification Holdback.
                    2.03. Customer X Holdback. (a) The Customer X Holdback is to provide for adjustment of the Purchase Price if at the end of the Escrow Period the amount billed by the Company to Customer X (“Customer X”) and/or XYZ Co. (“XYZ”) for actual services provided by the Company to Customer X and/or XYZ during the Escrow Period pursuant to that certain Work Order by and between the Company and XYZ, dated as of March 5, 2004 (the “Customer X/XYZ Work Order”), issued pursuant to that certain Master Services Agreement, dated as of December 5, 2003, by and between the Company and XYZ, as amended by its first, second, third and fourth amendments (collectively, the “MSA”), for the provision by the Company, through XYZ, to Customer X of call center services pursuant to that certain Call Center Services Agreement by and between XYZ and Customer X dated as of [___], is less than Five Million United States Dollars (US$5,000,000) (the “Customer X Minimum”), as determined within 60 days after the expiration of the Escrow Period. Subject to the conditions set forth in clause (b) below, if the Customer X Minimum is not met at the end of the Escrow Period, Purchasers shall be entitled to be paid from the Customer X Holdback an amount equal to the difference between the Customer X Minimum and the actual amount billed. The amount of such difference shall be divided on a pro rata basis (80/20) between the Cash Consideration and the Stock Consideration portions of the Customer X Holdback, and the balance, if any, of the Customer X Holdback shall thereafter promptly be released to Sellers (divided among the Sellers follows: (a) all of the cash shall be delivered to AM Transport, and (b) all the shares of Common Stock shall be delivered one-half to Cid and one-half to Sahade). The foregoing notwithstanding, in the event that the amount billed by the Company to Customer X and/or XYZ for actual services provided by the Company to Customer X under the Customer X/XYZ Work Order during the Escrow Period exceeds the Customer X Minimum at a date prior to the end of the Escrow Period (the “Customer X Cutoff Date”), then the entire Customer X Holdback shall promptly be released to Sellers (and divided among the Sellers as follows: (a) all of the cash shall be delivered to AM Transport, and (b) all the shares of Common Stock shall be delivered one-half to Cid and one-half to Sahade). During the Escrow Period, the cash portion of the Customer X Holdback shall be invested as set forth on SCHEDULE 2.03. On the expiration of the Escrow Period (or the Customer X Cutoff Date, if earlier), AM Transport shall be paid the income earned on the cash portion of the Customer X Holdback actually paid to AM Transport. Shares of Common Stock paid as dividends on the shares held as part of the Customer X Holdback shall be delivered to Purchasers or Cid and Sahade (in equal shares) with the underlying shares of Common Stock on which such dividends were paid. The Escrow Agent’s fees and expenses accrued throughout the term of the Customer X Escrow Agreement shall be borne by the Purchasers. In the event that any portion of the Customer X Holdback is paid to Purchasers, then at the expiration of the Escrow Period the Purchasers shall be reimbursed out of the Customer X Holdback for an amount determined by multiplying the total fees and expenses paid by the Purchasers to the Escrow Agent by the percentage of the Customer X Holdback paid to the Purchasers, together with any interest earned or stock dividends paid thereon during the Escrow Period. Any amount payable to Purchasers from the Customer X Holdback to reimburse Purchasers for the fees of the Escrow Agent shall be divided on a pro rata basis (80/20) between the Cash Consideration and the Stock Consideration portions of the Customer X Holdback.
     (b) The Purchasers hereby undertake that, until the expiration of the Escrow Period or, if earlier, the Customer X Escrow Cut-off Date, they shall cause the Company to:
     (i) not to agree or consent to any amendment or modification of any of the terms of the XYZ/Customer X Work Order and/or the MSA (other than increases in prices for services) or to perform or omit to perform any act whatsoever that, if performed or not performed, would make the Company unable to continue to perform under the Customer X/XYZ Work Order in accordance with the terms thereof;
     (ii) maintain prompt and complete billing practices and uphold the service levels in respect of the Customer X/XYZ Work Order, in accordance with the terms thereof; and
     (iii) fulfill in a timely manner all of its obligations under the Customer X/XYZ Work Order.
     In the event that the Purchasers do not cause the Company to comply with the provisions set forth in clauses (i) through (iii) above, the amount payable to Purchasers from the Customer X Holdback shall be reduced by the amount that the Customer X billings during the Escrow Period were reduced as a result of such noncompliance (the “Customer X Reduced Billings”). In the event that the Purchasers and the Sellers are unable to agree on whether the Customer X Minimum has been met, whether before, on or after the Escrow Period, or the amount of the Customer X Reduced Billings, such dispute shall be resolved as provided in Section 9.06 of this Agreement.
     Purchasers hereby acknowledge and agree that the Customer X Holdback (i) secures only the obligations of Sellers under this Section 2.03 and that such assets shall not be applied, set off against or available to satisfy any other obligations of the Sellers hereunder, and (ii) is the only remedy available to Purchasers in the event that the Customer X Minimum is not met at the end of the Escrow Period.

     Purchasers and Sellers agree that, in the event it is determined that the Customer X Minimum has been met at any time prior to the end of the Escrow Period, they will jointly notify the Escrow Agent in writing of such fact.
                    2.04. Adjustment. The Purchase Price shall be adjusted downward, dollar for dollar, by an amount equal to the Company’s obligations on the date hereof on its capital lease with Nación Leasing S.A. (the “Nación Capital Lease”). Sellers have delivered to Purchasers a payoff letter executed by Nación Leasing S.A. indicating the amount due to satisfy the Nación Capital Lease in full on the date hereof.
          3. REPRESENTATIONS AND WARRANTIES. Each Seller, jointly and severally, makes the following representations and warranties to the Purchasers as an inducement for them to enter into this Agreement. For purposes of this Agreement, where a representation or warranty of Sellers is limited to matters known to them, the Sellers shall be regarded as having knowledge of any matter if any of the persons set forth on EXHIBIT C attached hereto currently has actual knowledge of such matter or would have actual knowledge of such matter assuming a reasonable inquiry.
                    3.01. Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Argentina and is legally qualified to transact business in each jurisdiction in which it transacts business and where the failure to so qualify would have an adverse effect on the business of the Company.
                    3.02. Authority.
                    (a) The Company has full power and authority (corporate and otherwise) to carry on its business as currently conducted and to own, lease and operate its properties and assets.
                    (b) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Company or any Seller is a party or by which it or any of them is bound, any charter, regulation, or by-law provision of the Company, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Company or any Seller.
                    3.03. Shares.
                    (a) The Company’s authorized capital stock consists of 60,000 shares of Common Stock, par value ARS$1 per share, all of which shares have been issued to Sellers and constitute the Shares as defined above. All of the Shares are duly authorized, validly issued, fully paid and non-assessable. No other capital stock has ever been issued by the Company.
                    (b) The Sellers are the lawful record and beneficial owners of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and each of Cid and Sahade has the legal right and capacity and AM Transport has the legal right, power and authority to enter into and perform this Agreement without any other or further authorization, action or proceeding.
                    (c) This Agreement has been duly and validly executed and delivered on behalf of each Seller and constitutes a valid and binding obligation of each Seller enforceable in accordance with its terms.
                    (d) The execution of this Agreement and the delivery hereof to the Purchasers and the sale contemplated herein have been duly authorized by all necessary action of AM Transport and its managers and members.
                    (e) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Seller or the Company are or may become obligated to issue, assign or transfer any shares of capital stock of the Company. By virtue of the execution of this Agreement, the delivery to Purchasers of the certificates representing the Shares and the New Stock Certificates representing the Shares and the recording of the transfer of the Shares to Purchasers in the Registry of the Shares of Common Stock Book, Sellers shall have conveyed to Purchasers good, legal, valid and marketable title to all the issued and outstanding shares of capital stock of the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.
                    3.04. Basic Corporate Records. The copies of the Articles of Incorporation and Bylaws, as amended, of the Company (the “estatuto,” filed with the Public Registry) and any Subsidiaries (as defined in Section 3.06 hereof), if any, which have been delivered to the Purchasers, are true, correct and complete as of the date of this Agreement.
                    3.05. Minute Books. The minute books of the Company and any Subsidiaries of the Company, which have been exhibited to the Purchasers’ representatives and which are being delivered to Purchasers herewith, each contain true, correct and complete minutes and records of all material meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of each such corporation from the date of organization to the date hereof.
                    3.06. Subsidiaries and Affiliates. Any and all businesses, entities, enterprises and organizations in which the Company has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) are identified in SCHEDULE 3.06 hereto, together with the Company’s interest therein. Unless the context requires otherwise or specifically designated to the contrary on SCHEDULE 3.06 hereto, “Company” as used in this Agreement shall include all such Subsidiaries. Except as set forth in SCHEDULE 3.06 or 3.31, (i) the Company has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which the Company has acquired from, or provided to, any of the Sellers or their affiliates any goods, properties or services, (iii) there are no rights, privileges or advantages now enjoyed by the

Company as a result of the ownership of the Company by the Sellers which, to the knowledge of the Sellers, might be lost as a result of the consummation of the transactions contemplated by this Agreement. Each entity shown on SCHEDULE 3.06 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power to own all of its property and to carry on its business as it is now being conducted. Also set forth on SCHEDULE 3.06 is a list of jurisdictions in which each Subsidiary is qualified as a foreign corporation. Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary or the conduct of its business requires it to be so qualified. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth on SCHEDULE 3.06, are owned, of record and beneficially, by the Company free and clear of all liens, encumbrances, equities, options or claims whatsoever. No Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind that are convertible into equity securities of such Subsidiary, except as set forth on SCHEDULE 3.06.
                    3.07. Consents. Except as set forth in SCHEDULE 3.07, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business can be conducted by the Company in the same manner after the closing of the transactions contemplated hereby as currently conducted by the Company, nor will the consummation of the transactions contemplated hereby result in creating or increasing any liability of the Company.
                    3.08. Financial Statements. The Sellers have delivered to the Purchasers copies of the following financial statements (which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Company delineated in United States Dollars and in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied with past practice, or with a reconciliation to GAAP, and fairly present in all material respects the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby:
          (i) audited balance sheet of the Company at December 31, 2004, and the related Statements of Earnings and Retained Earnings and Statements of Cash Flows for the fiscal year then ended, audited under Argentine generally accepted accounting principles by KPMG Argentina and translated into GAAP by the accounting firm of Ñañez y Asociados, and audited balance sheet of the Company at December 31, 2005 (the “Basic Warranty Date Balance Sheet”) (December 31, 2005 shall hereinafter be referred to as the “Basic Warranty Date”), and the related Statements of Earnings and Retained Earnings and Statements of Cash Flows for the fiscal year then ended, audited under GAAP by PriceWaterhouseCoopers Argentina (collectively, the “Financial Statements”); and
          (ii) audited balance sheet of the Company at March 31, 2006 (the “March 31, 2006 Balance Sheet of the Company”), and related audited Statements of Earnings and Retained Earnings and Statements of Cash Flows for the interim period then ended, audited under GAAP by PriceWaterhouseCoopers Argentina, and unaudited balance sheet of the Company at March 31, 2005 and June 30, 2005, and related unaudited Statements of Earnings and Retained Earnings and Statements of Cash Flows for the interim periods then ended (collectively, the “Interim Financial Statements”).
          In such financial statements, the Statements of Earnings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation. There are no facts known to any of the Sellers that, under GAAP or generally accepted accounting principles of Argentina, consistently applied, would alter the information contained in the foregoing financial statements in any material way.
                    3.09. Records and Books of Account. The records and books of account of the Company and of each Subsidiary reflect all material items of income and expense and all material assets, liabilities and accruals, and have been regularly kept and maintained in conformity with GAAP and generally accepted accounting principles of Argentina applied on a consistent basis with preceding years.
                    3.10. Liens and Liabilities. As of the date hereof, (a) the Company and Sellers have caused all liens and encumbrances on the assets of the Company to be released so that the Company owns all of its assets free and clear of all liens and encumbrances, and (b) the Company and Sellers have satisfied in full all of the liabilities of the Company other than:
(i) accrued salary and social security payments for the current pay period (June 2006) and the first three days of July 2006, for all employees of the Company, and accrued employee vacation, sick leave and compulsory year-end bonuses (Aguinaldos) for the current calendar year;
(ii) trade payables incurred in the ordinary course in an amount not in excess of Four Million Six Hundred Thousand Argentine Pesos (AR$4,600,000.00);
(iii) outstanding amounts due to Nación Leasing S.A. under the Nacion Capital Lease;
(iv) accruals for taxes payable as reflected on the March 31, 2006 Balance Sheet of the Company and those arising since such date as a result of the operation of the Business in the ordinary course of business, including those for Turnover Income Tax, Income Tax, Municipal Tax and Tax Withholdings; and
(v) provisions and allowances for contingencies and for doubtful accounts, both as may be reflected on the June 30, 2006 Balance Sheet of the Company in accordance with the views of the Company’s auditors.

Except for the foregoing and those disclosed by the Sellers in the Schedules hereto, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable (including without limitation (i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan, or other plan of the Company, or any severance arrangements with any such person, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Basic Warranty Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, (iv) liabilities for or relating to penalties under customer contracts for failure to meet or maintain service levels, or (v) liabilities for distributions to shareholders), and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company other than the liabilities set forth in clauses (i) through (v) of the first paragraph of this Section 3.10 and in the Schedules hereto.
                         3.11. Tax Matters. Except as set forth in SCHEDULE 3.11, the sum of the reserves for current and deferred Argentine federal, provincial and municipal taxes, levies and/or fiscal obligations, as well as any taxes imposed by any foreign governmental entities, and including but not limited to income, sales, franchise and stamp taxes, on the Basic Warranty Date Balance Sheet are sufficient for the payment of all such taxes of the Company (including interest and penalties to the Basic Warranty Date) whether or not disputed, for all its fiscal years and accounting periods ended on or before the Basic Warranty Date, which (i) are shown on a Return of the Company (as defined below), (ii) have been asserted by a taxing authority against the Company, or (iii) are otherwise owed by the Company with respect to its operations or property conducted or held on or prior to the Basic Warranty Date. The results of all examinations of the Company’s returns for Argentine and other income tax, franchise tax, stamp tax, documentary tax, any foreign tax and other business taxes, if any, by the appropriate Argentine or foreign tax commissions are properly reflected in the Financial Statements in accordance with GAAP applied consistently with prior statements audited and certified by the independent certified public accountants of the Company, and all deficiencies proposed as a result of such examinations have been paid and settled, except as disclosed in SCHEDULE 3.11. Except as disclosed in SCHEDULE 3.11: (i) the Company has filed when due all returns, declarations and reports and information returns and statements in respect of any taxes required to be filed by or with respect to it on or before the date hereof (collectively, “Returns”); (ii) the Returns which have not been examined and for which the statute of limitations remains open were either prepared consistently with Returns which have been examined or for which the statute of limitations has expired, or adequate provision has been made therefor in the Financial Statements; (iii) the Company has timely paid all taxes that have been shown as due and payable on its Returns; (iv) the Company is not delinquent in the payment of any taxes and has not requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; and (v) no deficiency for any taxes has been proposed, asserted or assessed against the Company for which the Company could be liable. Certain other sections of this Agreement also relate to Company tax matters, including but not limited to Sections 3.10, 3.23(i) and 3.23(iii).
                         3.12. Accounts Receivable. The accounts receivable of the Company shown on the Basic Warranty Date Balance Sheet, and those reflected in its books and records as of the date hereof, are actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Basic Warranty Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. All such accounts receivable are and will be collectible in amounts not less than the amounts carried on the books of the Company (net of any reserves reflected on the Basic Warranty Date Balance Sheet), and will be paid within 120 days of their initial due dates.
                         3.13. Reserved.
                         3.14. Machinery and Equipment. Except for items disposed of in the ordinary course of business, all machinery, tools, equipment and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business, or included in determining the net worth of the Company on the Basic Warranty Date Balance Sheet, together with any machinery or equipment that is leased or operated by the Company, are in good and fully serviceable working condition and repair. Since December 31, 2005, the Company has not written up the value of any such Fixed Assets. Except as described on SCHEDULE 3.14 hereto, all Fixed Assets owned, used or held by the Company are situated at its business premises and are currently used in its business. SCHEDULE 3.14 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Company is responsible (copies of all material agreements relating thereto having been delivered to Purchasers prior to the date hereof), and all such property is in the Company’s actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Company will not be liable in any amount to such owner. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of the Company relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery. SCHEDULE 3.14 hereto includes a copy of the Company’s current list of assets.
                         3.15. Title to Properties; Certain Real Property Matters.
                         (a) The Company does not presently own and has never owned any real property. Except as set forth in SCHEDULES 3.14, 3.15, 3.16 or 3.26 hereto, the Company and its Subsidiaries, if any, is the owner of all assets used in their respective operations including, without limitation, those shown on the Company’s Basic Warranty Date Balance Sheet (except as to those since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens, pledges, encumbrances, security interests, exceptions to title or any other charges or restrictions or title retention agreements of any kind or character whatsoever (whether of record or inchoate), except for Permitted Encumbrances. For purposes of this Agreement, “Permitted Encumbrances” means (a) liens and encumbrances for taxes or other assessments or charges by governmental authorities that arise by operation of law and are not yet due and payable, or that are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, materialmen’s, warehousemen’s and similar liens arising or incurred in the ordinary course of business; and (c) liens and encumbrances set forth on SCHEDULE 3.15.
                         (b) To the knowledge of the Sellers without investigation, the real property and improvements thereon leased by the Company or any of the Subsidiaries (the “Real Properties”), all of which are described on SCHEDULE 3.15, and their respective operations, do not violate or contravene any planning or zoning ordinance or other administrative regulations or any restrictive covenant or any provision of provincial, municipal or local law in effect or any other law, ordinance, executive order or judicial decree, that in any material respect interferes with or prevents the continued use of the Real Properties for the purposes for which they are now being used.
                         (c) None of the Sellers or the Company has received any notice of alleged violation of any applicable planning or zoning regulations, ordinance or other law, order, regulation or other requirement relating to the Real Properties.
                         (d) To the knowledge of the Sellers without investigation, the Company has all necessary rights under its leases for the Real Properties or otherwise (i) to enable the Company to occupy the premises and improvements leased by the Company, (ii) to enable its employees, agents, customers and other invitees to enter into such premises using reasonable and customary access routes, and (iii) to enable the Company to carry on its business in such premises, and none of the Sellers or the Company has any knowledge of any current or proposed plans of any person, entity or governmental agency which might adversely affect any of the foregoing.
                         (e) To the knowledge of the Sellers without investigation, there are no outstanding requirements or recommendations by any insurance company that has issued a policy covering any Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Real Property.
                         (f) To the knowledge of the Sellers without investigation, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems utilized by the Company in connection with the premises leased by it within the Real Properties are in good working order and condition.
                         (g) To the knowledge of the Sellers without investigation, on the date hereof there are no governmental assessments against any of the Real Properties proposed, pending or constituting a lien on or against any of the Real Properties, for which the Company would be responsible, which assessments have not been paid in full by the Company to the applicable lessor of the Real Property or the applicable governmental agency.
                         (h) There has been accrued as a liability on the Basic Warranty Date Balance Sheet all real estate taxes, water and sewer charges and utility charges owing to the date thereof, or pro rated where appropriate.
                         3.16. Leases. All leases of real and personal property of the Company are described in SCHEDULE 3.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered. The Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in SCHEDULE 3.16, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs. To the knowledge of the Sellers, no other party to any such lease is in material default thereunder. Except as noted on SCHEDULE 3.16, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.
                         3.17. Patents, Software, Trademarks, Etc. The Company owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its business as now operated by it. The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to the Company and applications for any thereof (hereinafter the “Intangibles”) are described or referenced in SCHEDULE 3.17. Sellers hereby specifically acknowledge that all right, title and interest in and to all patents and software listed on SCHEDULE 3.17 as patents and software owned by the Company are in fact owned by the Company and that the ownership of such patents and software will be transferred as part of the Company to Purchasers as part of the transaction contemplated hereby. No officer, director, shareholder or employee of the Company or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to the Company or related to the Business except as listed in SCHEDULE 3.17. All of the Intangibles are valid and in good standing, are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in SCHEDULE 3.17. The Company has not been charged with, nor has it infringed, nor to the Sellers’ knowledge is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither the Sellers nor the Company has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others. The Company is not now manufacturing any goods or providing any services under a present permit, franchise or license, except as set forth in said SCHEDULE 3.17. The consummation of the transactions contemplated hereby will not alter or impair any rights of the Company in any such Intangibles or in any such permit, franchise or license, except as described in SCHEDULE 3.17. The Intangibles and the Company’s tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality that the Company can continue hereafter to design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by it. The Company has the sole and exclusive right to use its corporate and trade names in Argentina in connection with call center services.

                         3.18. Insurance Policies. There is set forth in SCHEDULE 3.18 a list and brief description of all insurance policies held by the Company on the date hereof or on which it pays premiums, including, without limitation, property and casualty and workers’ compensation insurance (Aseguradora de Riesgos de Trabajo –ART), which description includes the premiums payable by it thereunder. SCHEDULE 3.18 also sets forth, in the case of any life insurance policy held by the Company, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder. All such insurance premiums in respect of such coverage have been paid in full for the current policy periods, or if not due, properly accrued on the books and records of the Company. All claims, if any, made against the Company which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies and no excess liability exists. No such policy has been cancelled by the issuer thereof, and neither the Sellers nor the Company has received any notice of any proposed increase in the premiums with respect to any such insurance policy, except as described in SCHEDULE 3.18.
                         3.19. Banking and Personnel Lists. The Sellers and the Company have delivered to the Purchasers the following accurate lists and summary descriptions relating to the Company:
               (i) The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.
               (ii) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other employees whose current base accrual salary or annualized hourly rate equivalent is equivalent to US$20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.
               (iii) A schedule of workers’ compensation payments of the Company since the beginning of its operations, a schedule of claims by employees of the Company against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.
               (iv) The name of all pensioned employees of the Company whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.
                         3.20. Lists of Contracts, Etc. There is included in SCHEDULE 3.20 a list of the following items (whether written or oral) relating to the Company, which list identifies and briefly summarizes each item:
               (i) All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees;
               (ii) All joint venture contracts of the Company or affiliates relating to the Business;
               (iii) All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, (f) debts of others guaranteed by the Company, and (g) any governmental or public financing for any assets used in the Business;
               (iv) All material agreements of the Company relating to the purchase of goods or services necessary to the operation of the Business (including without limitation telephone communication lines and customer contact software) and the distribution of the products and services provided by the Business, including without limitation all customer and sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;
               (v) All contracts that individually provide for aggregate future payments to or from the Company of US$10,000 or more, to the extent not included in (i) through (iv) above;
               (vi) All contracts of the Company that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;
               (vii) A complete list of all outstanding powers of attorney granted by the Company; and
               (viii) All other contracts of the Company material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole.
               For disclosure purposes only, attached hereto as part of SCHEDULE 3.20 are true and complete copies of the current contracts (including all amendments thereto) between the Company and the customers set forth on EXHIBIT D. None of the representations or warranties contained in such agreements shall be considered representations or warranties made by the Sellers to Purchasers hereunder. All contracts and agreements of the Company set forth in SCHEDULE 3.20 are valid, binding and in full force and effect in accordance with the terms thereof, except as expressly limited therein, and neither the Company nor any other party to any such contract or agreement has breached any provision thereof or is in default thereunder. The sale of the Shares by the Sellers in accordance with this Agreement will not, pursuant to the terms of any such contract or agreement, result in the termination of any such contract or agreement of the Company set forth in SCHEDULE 3.20, and following the consummation of the transactions contemplated herein, and none of the terms of any such contract or agreement will impose or accelerate any burdensome condition or other obligation on the Company as a result of the sale of the Shares by the Sellers. True and complete copies of the contracts, leases, licenses and other documents referred to in this Subsection 3.20 have been provided to the Purchasers’ representatives and the originals of the same are contained in the Company’s files.
               There are no pending disputes with customers or vendors of the Company regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of US$10,000 except as described on SCHEDULE 3.20 hereto. To the knowledge of Sellers without investigation, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.
                         3.21. Compliance With the Law. The Company is in compliance in all material respects with all applicable laws, rules, regulations, orders and other decrees and requirements of all governmental, regulatory and administrative agencies, authorities, courts and other tribunals (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, and terms and conditions of employment) in force and effect in each jurisdiction in which the Company transacts business. Except as set forth in SCHEDULE 3.21, the Company has not been and is not now charged with, or to the knowledge of the Sellers under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of any Seller after due inquiry, are there any circumstances that would or might give rise to any such violation. The Company has filed all material reports required to be filed with any governmental, regulatory or administrative agency or authority.
                         3.22. Litigation; Pending Labor Disputes. Except as specifically identified on the Basic Warranty Date Balance Sheet or footnotes thereto or set forth in SCHEDULE 3.22:
               (i) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Sellers, threatened, against the Sellers or the Company, relating to the Business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Company or any Seller for any such action.
               (ii) To the knowledge of Sellers without investigation, there are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Sellers or the Company relating to the Business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise adversely affect its method or manner of doing business.

               (iii) No work stoppage has occurred and is continuing or, to the knowledge of Sellers, is threatened affecting the Business, and no representation question involving recognition of a collective bargaining agent exists in respect of any employees of the Company.
               (iv) There are no pending labor negotiations or union organization efforts relating to employees of the Company.
               (v) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the knowledge of the Sellers threatened before any governmental or regulatory agency or authority or any court relating to employees of the Company.
                         3.23. Absence of Certain Changes or Events. The Company has not, since the Basic Warranty Date, except as described on SCHEDULE 3.23:
               (i) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of its business or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;
               (ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Basic Warranty Date Balance Sheet, and (b) liabilities incurred since such Basic Warranty Date in the ordinary course of business that were not materially adverse;
               (iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Basic Warranty Date Balance Sheet or any subsequent Interim Financial Statement, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Basic Warranty Date and as disclosed to the Purchasers in writing;
               (iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;
               (v) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;
               (vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

               (vii) Incurred any significant labor trouble; granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent; or increased the compensation of any director, officer or any of their direct reports by means of any increase in salary, or the commitment to pay any bonus, or by the adoption of any pension or retirement plan, severance contract or arrangement, or other contract or commitment;
               (viii) Except for this Agreement, entered into any material transaction other than in the ordinary course of business;
               (ix) Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or
               (x) Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business, including, without limitation of the foregoing, the loss of any materially important contract or customer.
     Except as described on SCHEDULE 3.23, the Company has not entered into any contract, agreement or binding commitment relating to any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of US$25,000 in the aggregate, except for those which will be reflected in the June 30, 2006 Balance Sheet of the Company.
          Neither the Company nor any Seller has knowledge that any officer or other key employee of the Company is considering the termination of employment.
                         3.24. Argentine Labor and Employee Matters.
                         (i) The Company has not entered into any special labor plan with its personnel, other than the Business Employees Collective Agreement 130/75.
                         (ii) There are no retirement plans for the Company’s employees nor for its directors or managers.
                         (iii) The Company has not granted any right to stock appreciation rights, bonuses, or to any special compensation (other than that due under applicable law) to employees, managers or directors in case of termination.
                         (iv) Each of Messrs. Cid and Sahade hereby waives any right that he could have as a consequence of being a member of the Board of Directors of the Company and/or an Executive Director of the Company and/or an employee of the Company.

                         (v) The Company is in compliance with all of its obligations under Argentine Labor and Social Security Law.
                         (vi) Notwithstanding the disclaimer in SCHEDULE 3.11, the Company does not owe any contribution to the Social Security system, nor to the Work Union which represents its employees.
                         (vii) All the staff of the Company is duly covered by an enforceable insurance policy, against labor accidents, as required by Argentine Law.
                         (viii) The Company has taken all reasonable measures to be indemnified, in case any member of the staff of any third company, which renders services for the benefit of the Company, institutes legal proceedings against the Company under Labor law.
                         3.25. Reserved.
                         3.26. Assets. The assets of the Company are sufficient in all material respects to carry on the operations of the Business as now conducted by the Company. The Company (including for such purpose any Subsidiaries thereof listed on SCHEDULE 3.06) is the only business organization through which the Business is conducted. Except as set forth in SCHEDULES 3.14, 3.15 or 3.16, all assets used by the Company to conduct the Business are owned by the Company.
                         3.27. Absence of Certain Commercial Practices. Neither the Company nor any Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), or otherwise violated any law regulating such conduct, to obtain or retain business for the Company or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers (i) of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff, (ii) which are consistent with applicable law and accepted ethical customs and practices, and (iii) public disclosure of which would not embarrass either the Company or the Purchasers.
                         3.28. Licenses, Permits, Consents and Approvals. The Company has all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business as currently being conducted, and to own, lease and operate its assets. Except as listed in SCHEDULE 3.28 or contemplated by Section 6.21 below, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Sellers in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject, or (b) to enable Purchasers (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted prior to the date hereof.
                         3.29. Environmental Matters.
                         (a) The Business has been and is being conducted, and the Real Properties have been and are being leased and operated, in compliance in all material respects with all Environmental Laws (as defined below). The Company has not received, and no Seller has knowledge of the issuance of, any notice of violation alleging non-compliance by the Company or the Real Properties with any Environmental Laws.
                         (b) The Company has obtained and currently maintains all Environmental Permits necessary for the conduct of the Business and the lease and operation of the Real Properties as currently operated, and the Business has been and is being conducted, and the Real Properties have been and are being leased and operated, in compliance in all material respects with all such Environmental Permits. SCHEDULE 3.29 lists all such Environmental Permits, indicating, in each case, the expiration date thereof. The Company has not received any notice that the Business lacks any such Environmental Permit and, to the knowledge of the Sellers, no such notice is threatened.
                         (c) There is no pending Environmental Claim arising out of the Business or the Company’s occupation, use or operation of the Real Property, and, to Seller’s knowledge, no such Environmental Claim is threatened.
                         (d) Definitions. For purposes of this Section 3.29:
                         “Environment” means any ambient workplace or indoor air, surface water, drinking water supply, groundwater, land surface or subsurface strata, river sediment and buildings, structures and fixtures.
                         “Environmental Claim” means any legal proceeding, lien, order, notice of violation or investigation, or demand from any governmental authority or any person alleging liability under Environmental Law, resulting from or based upon: (a) the failure to comply with Environmental Law; (b) the failure to comply with any Environmental Permit; (c) the presence in the Environment or Release of, or human exposure to, any Regulated Substance or any other substance, material or waste alleged to be toxic, hazardous or dangerous; or (d) the obligation to conduct any Remedial Action.
                         “Environmental Law” means any applicable law concerning: (a) the Environment, including pollution, contamination, cleanup, preservation, protection, and reclamation thereof; (b) human health or safety to the extent relating to workplace conditions or the exposure of employees and other persons to any Regulated Substance; (c) any Release or threatened Release of any Regulated Substance; or (d) the environmental aspects of the management of any

Regulated Substance, including the manufacture, generation, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Regulated Substance.
               “Environmental Permit” means any permit, registration, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.
               “Regulated Substances” means any substance that in relevant quantity, form or concentration is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste pursuant to any Environmental Law, including any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products).
               “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit or disposal (as those terms are defined in any Environmental Law) of a Regulated Substance at, into or onto the Environment.
               “Remedial Action” means any action, including any capital expenditure, which the Seller is required to undertake pursuant to Environmental Law to (a) investigate, monitor, clean up, remove or treat any Regulated Substance in the Environment; or (b) prevent the Release or threat of Release, or minimize the further Release, of any Regulated Substance so it does not endanger or threaten to endanger the Environment or public health or welfare.
                         3.30. Broker. Neither the Company nor any Seller has retained any broker in connection with any transaction contemplated by this Agreement for which Purchasers would be obligated to pay any fee or commission.
                         3.31. Related Party Transactions. All transactions of the Company since the incorporation of the Company have been conducted on an arms-length basis. All transactions since the incorporation of the Company between the Company and any current or former shareholder or any entity in which the Company or any current or former shareholder had or has a direct or indirect interest have been fair to the Company and on terms comparable to those that would have prevailed in an arms-length transaction. Since the incorporation of the Company, the Company has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by any Seller, any officer, director, consultant, agent or other employee of the Company, or any entity in which any Seller or the Company has a direct or indirect interest. Except for the ownership of not more than 1% of the outstanding securities of any class of any publicly-held corporation, no Seller owns, and to the knowledge of the Sellers none of the Company’s officers, directors, consultants, agents or other key employees (including purchasing agents and departmental managers) owns, directly or indirectly, any interest in or has any investment or profit participation in any corporation or other entity that is a competitor or potential competitor of or that otherwise, directly or indirectly, does business with the Company.

                         3.32. Securities Representations.
                              (i) The Sellers understand that any portion of the Purchase Price that may be comprised of the Common Stock will not, when issued, be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any United States state securities laws on the grounds that the issuance of the Common Stock is exempt from registration under such laws pursuant to Section 4(2) of the Securities Act and applicable state securities laws, and that the reliance of the Purchasers and Sykes on such exemptions is predicated in part on the representations, warranties, covenants and acknowledgments of the Sellers set forth in this Section.
                              (ii) The Sellers represent and warrant that they are “accredited investors” or “sophisticated investors” as defined under the Securities Act.
                              (iii) The Sellers represent and warrant that the Common Stock to be acquired by the Sellers upon consummation of the transactions described in this Agreement will be acquired by them for their own accounts, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that the Sellers will not distribute any of the Common Stock in violation of the Securities Act. Cid and Sahade acknowledge that the certificates representing the Common Stock shall bear restrictive legends in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAWS.
                              (iv) In addition, Cid and Sahade acknowledge that the Common Stock shall bear any legend required by the securities or “Blue Sky” laws of any state where the Sellers reside as well as any other legend deemed appropriate by Sykes or its counsel.
                              (v) The Sellers represent and warrant that the addresses set forth in the introductory paragraph of this Agreement are the Sellers’ principal residences.
                              (vi) Cid and Sahade acknowledge that (i) the Common Stock issued to them may not be resold into or through the United States Nasdaq Stock Market (the stock market on which the Common Stock is currently listed for trading) for a period of one year after the date hereof, and (ii) that, until the second anniversary of the date hereof, the Common Stock issued to them may only be resold into or through the United States Nasdaq Stock Market pursuant to Rule 144 under the Securities Act in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where Rule 144 is not applicable, compliance with some other exemption from the registration requirements of the Securities Act will be required in order for the Common Stock to be sold.

                              (vii) Cid and Sahade represent and warrant to the Purchasers and Sykes that they, either alone or together with the assistance of their professional advisors, have such knowledge and experience in financial and business matters such that they are capable of evaluating the merits and risks of their investment in any of the Common Stock to be acquired by them upon consummation of the transactions described in this Agreement.
                              (viii) Cid and Sahade acknowledge that they have had the opportunity to ask questions of and receive answers from Sykes concerning the terms and conditions of their investment in the Common Stock, and they have received to their satisfaction, such additional information, in addition to that set forth herein, about the operations of Sykes and the terms and conditions of the offering as they have requested. Cid and Sahade acknowledge that they have had full access to the reports of Sykes filed with the United States Securities and Exchange Commission, including its most recent Form 10-Q Quarterly Report for the quarter ended March 31, 2006, and Form 10-K Annual Report for the year ended December 31, 2005, through the SEC’s website at www.sec.gov/cgi-bin/browse-edgar?action=getcompany&
CIK=0001010612&owner=include&count=40.
                         3.33. Disclosure. EXCEPT AS SET FORTH IN THIS SECTION 3, NONE OF THE SELLERS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES OR MEMBERS (OR AFFILIATES THEREOF) MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN RESPECT OF ANY OF THE BUSINESS, THE COMPANY OR THE ASSETS OF THE COMPANY, INCLUDING WITH RESPECT TO (I) THE OPERATION OF THE BUSINESS AFTER THE DATE HEREOF OR (II) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE DATE HEREOF. OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF SELLERS SET FORTH IN SECTION 9 HEREOF, NONE OF THE SELLERS, THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES OR MEMBERS (OR AFFILIATES THEREOF) WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PURCHASERS OR TO ANY OTHER PERSON.
                    4. REPRESENTATIONS AND WARRANTIES OF PURCHASERS. The Purchasers, jointly and severally, make the following representations and warranties to the Sellers:
                         4.01. Organization. SEI is a corporation duly organized, validly existing and in good standing under the laws of Luxembourg. SEI-BV is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands. Each of the Purchasers has the corporate power and authority to own its properties, to carry on its business as now being conducted, and to enter into and perform the terms and provisions of this Agreement.
                         4.02. Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly approved and acknowledged by all necessary corporate action on the part of each of the Purchasers.

               4.03. No Conflict or Violation. The execution and delivery of this Agreement, the acquisition of the Shares by Purchasers and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or By-laws of the Purchasers, respectively, and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any law, regulation, decree, writ, judgment, court order, indenture, mortgage, loan agreement or other agreement or instrument to which either Purchaser is a party or by which it is bound.
               4.04. Legality and Enforceability. Each Purchaser has the full legal right, power and authority to execute, deliver and carry out the terms of this Agreement, and this Agreement has been duly and validly executed and delivered by each Purchaser and constitutes the legal, valid and binding obligation of each Purchaser, enforceable against it in accordance with its terms.
               4.05. Investment Representation. The Shares are being purchased by a Purchasers solely for investment and not for the purpose of resale to any third party.
               4.06. Broker. The Purchasers have not retained any broker in connection with any transaction contemplated by this Agreement for which the Sellers would be obligated to pay any fee or commission.
               4.07. Working Capital Deficit. The Purchasers acknowledge that the Company has a working capital deficit of US$1,075,000.00, and agrees that no claim may be made against Sellers under Section 9.01 hereof based upon a working capital deficit in such amount.
          5. REPRESENTATIONS AND WARRANTIES OF SYKES. Sykes makes the following representations and warranties to the Sellers:
               5.01. Organization. Sykes is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Sykes has the corporate power to own its properties, to carry on its business as now being conducted, and to enter into and perform the terms and provisions of this Agreement.
               5.02. Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly approved and acknowledged by all necessary corporate action on the part of the Sykes.
               5.03. No Conflict or Violation. The execution and delivery of this Agreement, the issuance of the Common Stock and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not in violation or contravention of by the Articles of Incorporation or By-laws of Sykes and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a material default under, any law, regulation, decree, writ, judgment, court order, indenture, mortgage, loan agreement, or other material agreement or instrument to which Sykes is a party or by which it is bound.
               5.04. Legality and Enforceability. Sykes has the full legal right, power and authority to execute, deliver and carry out the terms of this Agreement, and this Agreement has been duly and validly executed and delivered by Sykes and constitutes the legal, valid and binding obligation of Sykes, enforceable in accordance with its terms.
               5.05. Issuance of the Common Stock. The Stock Consideration, when issued, shall be validly issued, fully paid and nonassessable, and will be free of any encumbrances, voting trusts, proxies and other arrangements or restrictions whatsoever, other than as expressly provided for herein. There are no statutory or contractual preemptive rights or rights of refusal with respect to the issuance of the Common Stock and, based upon the representations of the Sellers, the offer, sale and issuance of the Shares do not and will not require registration under the Securities Act, or any applicable state securities laws.
               5.06. Broker. Sykes has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated herein.
               5.07. Charter Documents. Accurate, correct and complete copies of the Articles of Incorporation and Bylaws of Sykes, including all amendments thereto, as presently in effect, have been filed by Sykes as exhibits to its Form 10-K annual report with the United States Securities and Exchange Commission (“SEC”) and are available through the SEC’s website at www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001010612&owner=include& count=40. Sykes is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.
               5.08. Capitalization. The capitalization of Sykes is accurately reflected in its financial statements included in its Form 10-Q and Form 10-K reports filed with the United States Securities and Exchange Commission (“SEC”) and are available through the SEC’s website at www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001010612&owner=include&count=40.
               5.09. Working Capital Deficit. Sykes acknowledges that the Company has a working capital deficit of US$1,075,000.00, and agrees that no claim may be made against Sellers under Section 9.01 hereof based upon a working capital deficit in such amount.
          6. CLOSING DELIVERIES. In reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, in addition to the delivery of the Cash Consideration and the Stock Consideration by the Purchaser to the Sellers and the Escrow Agent as provided in Section 2, and the delivery of the certificates representing the Shares by the Sellers to the Purchasers and the issuance of the New Stock Certificates by the Company to the Purchasers as provided in Section 1, the following exchanges are taking place simultaneous with the execution and delivery of this Agreement by the parties hereto, any one or more of which may be waived by the party entitled to the item:
               6.01. Consents of the Spouses of Individual Sellers. Sellers have delivered to the Purchasers signed consents of the spouses of Cid and Sahade, consenting to the sale and transfer of the Shares to the Purchasers pursuant to this Agreement, in the form attached hereto as EXHIBIT E.
               6.02. Minute Books; Share Registry. Sellers have delivered to the Purchasers the minute books and Share Registries of the Company and any Subsidiaries.
               6.03. Resignations. The Sellers have delivered signed letters of resignation from all of the directors of the Company effective upon their delivery to the Purchasers.
               6.04. Termination of Powers of Attorney. The Sellers have delivered to the Purchasers signed letters of the President of the Company addressed to each person who has been appointed as an attorney in fact for the Company, or otherwise granted powers of attorney by the Company, as set forth in SCHEDULE 3.20, in the form attached hereto as EXHIBIT F.
               6.05. Employment and Consulting Agreements. Cid and Sahade have delivered the employment agreements in the form attached hereto and made a part hereof as EXHIBITS G and H, executed by them.
               6.06. Non-Competition Agreement. Cid, Sahade, Bernardo Antonio Flood and Sergio E.A. Muñoz Ramírez have executed and delivered to the Company two copies of the non-competition agreement attached hereto as EXHIBIT I, executed by all of such individuals.
               6.07. Opinion of Counsel to AM Transport. AM Transport has delivered to the Purchasers an opinion of counsel for AM Transport, which counsel shall be reasonably satisfactory to the Purchasers, dated as of the date hereof, to the effect that:
               (i) AM Transport is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, that it has the power to carry on its business as it is then being conducted, that it has full power and authority to transfer, assign and deliver the Shares to the Purchasers as provided herein, and such counsel has no knowledge of any liens, charges or encumbrances on said Shares or restrictions on transfer thereof that have not been validly released;
               (ii) All proceedings required to be taken by or on the part of AM Transport by its managers and members to authorize it to enter into and perform this Agreement have been duly and properly taken; and
               (iii) This Agreement constitutes a legal, valid and binding obligation of AM Transport and the Non-Competition Agreement constitutes a legal, valid and binding obligation of Cid, Sahade, Bernardo Antonio Flood and Sergio E.A.

Muñoz Ramírez, in each case enforceable in accordance with their respective terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and (b) equitable principles affecting enforcement of rights or remedies of creditors or relating to or limiting creditors rights generally, which are discretionary with the court.
          Such opinion shall also include such counsel’s opinion regarding the identity and residence address or principal business address of (a) each of the members of AM Transport, as determined from such counsel’s review of the corporate records of AM Transport, (b) each of the shareholders of the sole member of AM Transport, as determined from such counsel’s review of the corporate records of the sole member of AM Transport, and (c) the shareholders or owners of the corporate shareholder of the sole member of AM Transport, as determined from such counsel’s review of the corporate records of the corporate shareholder of the sole member of AM Transport.
          In rendering its opinion such counsel may rely upon certificates of public officials and of officers and stockholders of the Company, AM Transport, the member of AM Transport, and the shareholders of the member of AM Transport, as to matters of fact, and may rely on opinions of local counsel as to laws of jurisdictions other than those where he is licensed to practice, provided that the extent of such reliance is specified in such opinion, and provided that copies of such documents relied upon are delivered to the Purchaser with such opinion.
               6.08. Assignments Separate From Certificate. Each of Cid and Sahade have executed and delivered to the Escrow Agent eight copies of the Assignment Separate From Certificate attached hereto as EXHIBIT J, executed by him.
          7. COVENANTS OF THE SELLERS.
               7.01. Post-Closing Documents. Subsequent to the date hereof, Sellers will execute and deliver from time to time at the reasonable request of Purchasers all such further instruments as, in the reasonable opinion of Purchasers’ counsel, may by their nature be required from Sellers in order to vest in Purchasers full, unencumbered and complete title to the Shares conveyed by Sellers to Purchasers hereunder or to maintain intact all right, title and interest of the Company under any contract, license, permit or other document or instrument of the Company or relating to the Business that would otherwise be adversely affected by such transfer of the Shares.
               7.02. Transfers of the Common Stock. Each of Cid and Sahade agree that he will not sell or otherwise transfer or dispose of the Common Stock issued to him or any interest therein (unless such shares have been registered under the Securities Act) without first complying with either of the following conditions, the expenses and costs of satisfaction of which shall be fully borne and paid for by him:
     (a) Sykes shall have received a written legal opinion from a reputable securities attorney in the United States specifying that the sale or transfer has been effected in compliance with Rule 144 under the Securities Act; or

     (b) Sykes shall have received a written legal opinion from a reputable securities attorney in the United States, which opinion shall be satisfactory to Sykes in the exercise of its reasonable judgment, or a copy of a “no-action” or interpretive letter of the Securities and Exchange Commission (the “SEC”), specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder; or
     (c) Sykes shall have received an opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder.
          8. SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES.
          All of the covenants and agreements contained in or made in connection with or pursuant to this Agreement shall survive the consummation of the transactions contemplated herein and any investigation at any time made by or on behalf of Purchasers and shall be perpetual, provided, however, that any covenants or agreements that are expressly limited in duration pursuant to the terms thereof shall survive only for such specified duration. All of the representations and warranties contained in or made in connection with or pursuant to this Agreement shall survive the consummation of the transactions contemplated herein any investigation at any time made by or on behalf of Purchasers for the following periods:
               (a) The representations and warranties set forth in Subsections 3.01, 3.02 and 3.03 shall be perpetual and without expiration;
               (b) Unless a claim has been asserted with respect thereto on or before the expiration of five (5) years after the date hereof, the representations and warranties set forth in Subsection 3.29 shall expire and be of no further force and effect after such date;
               (c) Unless a claim has been asserted with respect thereto on or before the expiration of the applicable statute of limitations for any tax claim or liability, the representations and warranties set forth in Subsection 3.11 shall expire and be of no further force and effect at the end of the applicable statute of limitations for such tax claim or liability; and
               (d) Unless a claim has been asserted with respect thereto on or before the expiration of two (2) years after the date hereof, all other representations and warranties of Sellers provided herein or contemplated hereby, including but not limited to the representations and warranties set forth in Section 3 hereof other than as referenced above shall expire and be of no further force and effect after said two-year period.
     Notwithstanding the foregoing provisions, the Sellers joint and several obligation to indemnify Purchasers pursuant to Section 9 hereof shall continue for the applicable statute of limitations with respect to any claim involving fraud on the part of any Seller, and any representation and warranty that is the subject of such claim shall survive for such period.
          9. INDEMNIFICATION.
               9.01. Indemnity of Purchasers and Sellers.
               (a) The Sellers, jointly and severally, agree to indemnify and hold harmless the Purchasers, the Company, and their respective officers, directors, agents and employees, successors and assigns, subject to any applicable limitation in time set forth in Section 8 above and the limitations set forth below in this Section 9, from and against and in respect of any and all claims, demands, actions, suits, losses, costs, damages (but excluding consequential damages), liabilities, charges, expenses (including without limitation court costs and reasonable legal fees, including those arising from investigation, at trial and at any appeals thereof), obligations and judgments (and whether arising from a third-party claim or otherwise), including, without limitation, interest and penalties (“Damages”), which may be asserted or secured against, sustained, suffered or incurred by Purchasers, the Company or any of such other persons and arises out of, relates to, is attributable to or incurred by reason of:
     (i) Any misrepresentation, misstatement or breach of warranty on the part of Sellers herein or in any Schedule or Exhibit hereto;
     (ii) Any failure by Sellers to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by them under this Agreement or any Schedule or Exhibit hereto; and
     (iii) The failure of the Company to have paid or satisfied, on or before the date hereof, all liabilities and obligations of the Company of every kind whatsoever, other than those described in clauses (i) through (iv) of the first paragraph of Section 3.10 hereof, whether accrued, fixed, absolute, contingent, determined or determinable (including without limitation (i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan, or other plan of the Company, or any severance arrangements with any such person, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Basic Warranty Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, (iv) liabilities for or relating to penalties under customer contracts for failure to meet or maintain service levels, (v) liabilities for distributions to shareholders, and (vi) liabilities relating to the contingencies and allowances described in clause (v) of the first paragraph of Section 3.10 hereof), arising out of, relating to, attributable to or incurred by reason of the carrying on of the Business on or prior to the date hereof, or the ownership, lease or operation of the Company’s assets on or prior to the date hereof, notwithstanding the disclosure of any of such liabilities, or the possibility thereof, in this Agreement or in any Schedule or Exhibit hereto.

          Any indemnification obligations arising under this Section 9.01 shall first be paid from the Indemnification Holdback (on a pro rata basis (80/20) between the Cash Consideration and the Stock Consideration portions of the Indemnification Holdback), in accordance with Section 9.06 and the other rules and procedures in the Escrow Indemnification Agreement, but shall not be limited in amount or recourse to such Indemnification Holdback except as set forth below in Section 9.03.
               (b) The Purchasers, jointly and severally, and Sykes, respectively, agree to indemnify and hold harmless the Sellers and their respective officers, directors, agents and employees, successors and assigns, subject to any applicable limitation in time set forth in Section 8 above and the limitations set forth below in this Section 9, from and against and in respect of any and all Damages which may be asserted or secured against, sustained, suffered or incurred by Sellers or any of such other persons and arises out of, relates to, is attributable to or incurred by reason of:
     (i) Any misrepresentation, misstatement or breach of warranty on the part of the Purchasers, or Sykes, respectively, herein or in any Schedule or Exhibit hereto; and
     (ii) Any failure by the Purchasers, or Sykes, respectively, to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by them, or it, respectively, under this Agreement or any Schedule or Exhibit hereto.
               9.02. Notice of Claim. A claim will be deemed covered by this Section 9 if it arises within the period set forth in Section 8 above that is applicable to such claim and notice is given to the party against whom it is made no later than sixty (60) days after expiration of said period. The Purchasers agree to give to the Sellers’ Representative (as hereinafter defined) prompt and reasonable notice of any claim for which any of them would be liable for indemnification hereunder.
               9.03. Limitations on Indemnification. (a) Notwithstanding anything herein to the contrary, Sellers shall not be obligated to indemnify Purchasers under this Section 9 (i) unless the aggregate of all the Purchasers’ Damages exceeds Seventy-Five Thousand United States Dollars (US$75,000) (the “Sellers’ Basket”), in which case the Purchasers shall be entitled to recover all of the Purchasers’ Damages, including such US$75,000, or (ii) to the extent that the aggregate of all the Purchasers’ Damages exceed Twenty Million Five Hundred Sixty-Eight Thousand Eight Hundred Twenty-Five United States Dollars (US$20,568,825) (the “Sellers’ Indemnification Cap”); provided, however, that the Sellers’ Basket and the Sellers’ Indemnification Cap shall not apply to any Seller indemnification obligation arising out of, relating to or resulting from (x) fraud by any Seller or (y) a breach of Sellers’ representations and warranties in Sections 3.01, 3.02 or 3.03.
               (b) Notwithstanding anything herein to the contrary, Purchasers shall not be obligated to indemnify Sellers under this Section 9 (i) unless the aggregate of all Damages incurred by Sellers exceeds Seventy-Five Thousand United States Dollars (US$75,000) (the “Purchasers’ Basket”), in which case Sellers shall be entitled to recover all Sellers Damages, including such US$75,000 or (ii) to the extent that the aggregate of all the Sellers’ Damages exceed Twenty Million Five Hundred Sixty-Eight Thousand Eight Hundred Twenty-Five Thousand United States Dollars (US$20,568,825) (the “Purchasers’ Indemnification Cap”); provided, however, that the Purchasers’ Basket and the Purchasers’ Indemnification Cap shall not apply to any Purchaser indemnification obligation arising out of, relating to or resulting from (x) fraud by Purchasers or Sykes, (y) a breach of the obligation of Purchasers and Sykes in Section 2, or (z) a breach of Purchasers and Sykes’s representations and warranties in Sections 4.02, 4.04, 5.02, 5.04 and 5.05.
               The parties acknowledge and agree that Sellers shall have liability under Section 9.01(a) only with respect to the operations of the Company on and prior to the date hereof, and shall have no liability hereunder for any claims, demands, actions, suits, losses, costs, damages, consequential damages, liabilities, charges, expenses, obligations and judgments (and whether arising from a third-party claim or otherwise), which are based upon the operations of the Company after the date hereof, even if the Company is operated in the same manner after the date hereof as prior to the date hereof. For purposes of illustration only, if the Company had determined prior to the date hereof that it was not required to withhold income taxes from amounts paid to independent contractors engaged by the Company, and had not withheld such taxes, and after the date hereof the Company continued to utilize independent contractors and to not withhold such taxes, if thereafter it was determined that income taxes should have been withheld and the applicable governmental authority required the Company to pay such taxes, together with any applicable penalty and interest, the Sellers would only be liable for the taxes that should have been withheld for amounts paid to the independent contractors on and before the date hereof, together with any applicable penalty and interest relating to such amount, and subject to any applicable limitations set forth in this Section 9.03.
               9.04. Remedies. Purchasers, Sykes and Sellers acknowledge and agree that: (i) the indemnification provisions of this Section 9 shall be the sole and exclusive remedies of Purchasers, Sykes and Sellers for any breach by the other party of the representations and warranties in this Agreement, and (ii) anything herein to the contrary notwithstanding, except in the case of fraud, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchasers, Sykes and Sellers, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.
               9.05. Defense of Third Party Claims. In the event any claim, action, suit or proceeding is made or brought by any third party against the Company or a Purchaser, or if any governmental enforcement agency shall propose to issue an order, with respect to which Sellers may have liability under this Agreement, the Sellers shall be entitled to participate in, and, to the extent that they shall wish, to assume the defense thereof, with independent counsel reasonably satisfactory to such indemnified party. If the Sellers elect to assume the defense of any such third-party claim, the Sellers shall have the right to contest, pay, settle or compromise any such claim on such terms and conditions as they may determine, provided that the Sellers shall not pay, settle or compromise any such claim without the prior written consent of the Purchasers if the terms of any such settlement impose any liability on the Company, Purchasers or Sykes, or could be reasonably interpreted to impugn the business reputation of the Company, Purchasers or Sykes. If the Sellers do not elect to assume the defense of any such claim, the Purchasers may engage counsel to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the Purchasers may determine, provided that the Purchasers shall not pay, settle or compromise any such claim without the prior consent of the Sellers or their agent (as provided for below) if the terms of any such settlement impose any liability on the Seller, or could be reasonably interpreted to impugn the business reputation of the Seller. The fees and disbursements of such counsel shall be among the expenses for which Purchasers are indemnified pursuant to Section 9 hereof. Purchasers and the Sellers, as the case may be, shall (as the other may reasonably request) keep the other fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.
               9.06. Dispute Resolution. Any dispute between Sellers and Purchasers relating to a claim for indemnification shall be resolved as follows:
     (i) If the parties agree that the dispute is one involving financial matters, such dispute shall be referred to and determined by a certified public accountant (or firm of certified public accountants) mutually acceptable to the parties. In the event they cannot agree on such selection, Purchasers as a group and Sellers as a group shall each nominate a certified public accountant as their representative and the two certified public accountants so nominated shall jointly select a third certified public accountant. In such event, the resolution of the dispute shall be decided by a majority of the three certified public accountants. The resolution of the dispute by the certified public accountant or accountants shall be final and binding upon all parties as to financial matters, but shall not extend to any nonfinancial interpretation of this Agreement unless Purchasers and Sellers shall mutually agree in writing to the contrary.
     (ii) If the dispute does not involve financial matters, or if the parties are unable to agree whether the dispute involves financial matters, then the dispute shall be submitted to and settled by arbitration as provided in Section 20 hereof.
               9.07. Effect of Purchasers’ Knowledge. Any knowledge of any matter by Purchasers or any disclosure to Purchasers by Sellers of any matter shall not reduce or affect any indemnification claim of Purchasers hereunder unless and except for any disclosures by Sellers on any schedule hereto delivered at the time of execution hereof.
               9.08. Tax Benefits. Indemnity claims of Purchasers shall not be reduced by the amount of any perceived tax benefit to Purchasers by reason of the matter that is the basis for such indemnity claim.
               9.09. Reimbursement of Sellers for Accounts Receivable Collected After Payment of a Claim for Indemnification Based on a Breach of Section 3.12. In the event that a claim for indemnification is paid by Sellers to Purchasers hereunder for a breach of Section 3.12 hereof, by virtue of a accounts receivable not being paid within 120 days of their initial due dates, if any amount is thereafter collected by the Company with respect to those accounts receivable, the Purchasers shall cause the Company to pay over such amount to the Sellers. The Purchasers shall and shall cause the Company to use their commercially reasonable best efforts to secure the collection of the unpaid accounts receivable. If such indemnification claim was paid from the Indemnification Holdback, and the Indemnification Holdback is still being held by the Escrow Agent at the time such amount is collected by the Company with respect to those accounts receivable, such amount shall be delivered to the Escrow Agent to be held as part of the Indemnification Holdback.
          10. FEES AND EXPENSES. Each of the parties hereto agree to be liable for and pay the following liabilities or expenses incurred by such party:
          (i) Fees and expenses of any person for financial services rendered to the such party in connection with the sale contemplated by this Agreement; and
          (ii) Fees and expenses of legal counsel and accountants and other advisors retained by such party in connection with the sale contemplated by this Agreement.
          11. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or to a national courier service, or mailed by registered or certified mail, return receipt requested, to the addresses herein designated or at such other address as may be designated in writing by notice given personally or by national courier service or by registered or certified mail return receipt requested:
          If to the Sellers, to:
Viramonte & Acuña – Abogados – Attorneys at Law
Caseros 381, Piso 2º
Ciudad de Córdoba (X5000AHG)
Provincia de Córdoba
República Argentina
Attn: Joaquín Acuña, Esq.
          and a copy to:
Julio A. Carri Perez
Duarte Quiros 559, Planta Baja
Ciudad de Córdoba (X5000ALK)
Provincia de Córdoba
República Argentina
Attn: Julio Carri Perez, Esq.
          and:

Morrison & Foerster LLP
1290 Avenue of the Americas
39th Floor
New York, New York 10104
Attn: Michael Hagan, Esq.
          If to Purchasers or Sykes, at:
Sykes Enterprises, Inc.
400 North Ashley Drive
Tampa, FL 33602
Attention: General Counsel
          and a copy to:
Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard
Suite 2800
Tampa, FL 33602
Attention: Paul R. Lynch, Esq.
          12. GOVERNING LAW. The Agreement shall be governed by and construed in accordance with the laws of the State of Florida.
          13. ENTIRE AGREEMENT. This instrument, together with the Schedules and Exhibits hereto and the financial statements referred to herein, contains the entire Agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments and representations.
          14. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective heirs, successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedy under or by reason of this Agreement.
          15. SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and do not affect the interpretation or meaning of this Agreement.
          16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
          17. UNANIMITY. This Agreement shall not become valid or effective or a binding legal obligation on any party hereto until duly executed by the Purchasers and the Sellers.

          18. SELLERS AGENT. The Sellers do hereby appoint Joaquín Acuña, Esq., of Viramonte & Acuña – Abogados – Attorneys at Law, Caseros 381, Piso 2, Ciudad de Córdoba (X5000AHG), Provincia de Córdoba, República Argentina, as their sole agent for purposes of receiving notices under Section 11 above, giving consents where provided for in this Agreement and otherwise acting on their behalf hereunder, hereby designating and appointing Joaquín Acuña, Esq. as their attorney-in-fact for all such purposes. In the event said agent dies, or is unable or unwilling to serve then Julio A. Carri Perez, Esq. Duarte Quiros 559, Planta Baja, Ciudad de Córdoba (X5000ALK), Provincia de Córdoba, República Argentina, shall become agent in his place and stead, with full power and authority hereunder. If said Joaquín Acuña, Esq., is out of contact by telephone, telex, telegraph, radio, or similar available means of communication for three days or more, then Julio A. Carri Perez, Esq. shall have all of his authority and obligations hereunder until such communication is restored.
          19. WAIVER. The waiver by any party hereto of any breach, default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation, or breach of warranty or covenant hereunder and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.
          20. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief or a claim for specific performance, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time demand for arbitration is made by any party. The evidentiary and procedural rules in such proceedings shall be kept to the minimum level of formality that is consistent with such Commercial Arbitration Rules. One arbitrator shall be named by Purchasers, a second shall be named by Sellers, and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in Tampa, Florida or such other location agreed to in writing by Sellers and Purchasers. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to an award of pre- and post-award interest as well as reasonable attorneys’ fees incurred in connection with the arbitration and any judicial proceedings related thereto. Any action at law or in equity arising out of or relating to this Agreement and permitted under or notwithstanding the provisions of this Section shall be brought only in a court of competent jurisdiction located in Tampa, Florida, and, for purposes of any such action, the parties hereby expressly consent and agree to be subject to and to submit themselves to the jurisdiction of the courts in such location.
          21. ASSIGNABILITY. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto; provided, however, that (i) the rights and obligations of Purchasers under this Agreement shall pass to any successor corporation which assumes its business and affairs by merger, consolidation or by acquisition of substantially all its assets or substantially all its stock, and (ii) the rights of Purchasers under this Agreement, but not the obligations, may be assigned by Purchasers in connection with any subsequent sale of the Shares or the Business without any such prior written consent by any other party hereto.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
PURCHASERS:

SEI International Services, S.a.r.l.		Sykes Enterprises Incorporated Holdings, B.V.

By:	/s/ W. Michael Kippphut	By:	/s/ James T. Holder

Name:	W. Michael Kippphut	Name:	James T. Holder
Title:	Manager A	Title:	Director

Sykes Enterprises, Incorporated

By:	/s/ James T. Holder

Name:	James T. Holder
Title:	Vice President

SELLERS:

	/s/ Antonio Marcelo Cid	/s/ Humberto Daniel Sahade

	Antonio Marcelo Cid	Humberto Daniel Sahade

AM Transport, LLC

By:	/s/ Bernardo Antonio Flood

Name:	Bernardo Antonio Flood
Title:	Manager

By:	/s/ Sergio E.A. Muñoz Ramírez

Name:	Sergio E.A. Muñoz Ramírez
Title:	Manager